Exhibit 3.16

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

•	The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

•	First: The name of the limited partnership is Rosetta Resources Gathering LP.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd., Suite 400 in the city of Wilmington, DE 19808.

The name of the Registered Agent at such address is Corporation Service Company.

•	Third: The name and mailing address of each general partner is as follows:

Rosetta Resources Gathering GP, LLC

717 Texas, Suite 2800

Houston, Texas 77002

•	In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 2nd day of April, 2007

By:	/s/ B.A. Berilgen
General Partner
Rosetta Resources Gathering GP, LLC

Name:	B.A. Berilgen
(type or print name)
President